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                                                                                                        EXHIBIT 12

                                           CAROLINA POWER & LIGHT COMPANY

                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED
                                       AND RATIO OF EARNINGS TO FIXED CHARGES

                                                         -----------------------------------------------------------
                                                                       Twelve Months Ended December 31,
                                                         -----------------------------------------------------------
                                                             1994        1993        1992        1991        1990
                                                           ---------   ---------   ---------   ---------   ---------
                                                                           (Thousands of Dollars)
Earnings, as defined:
  Net income............................................. $ 313,167   $ 346,496   $ 379,635   $ 376,974   $ 380,358
  Fixed charges, as below................................   213,821     237,098     253,215     279,960     337,792
  Income taxes, as below.................................   180,518     181,653     211,717     206,004     175,322
                                                           ---------   ---------   ---------   ---------   ---------
    Total earnings, as defined........................... $ 707,506     765,247   $ 844,567   $ 862,938   $ 893,472
                                                           =========   =========   =========   =========   =========
Fixed Charges, as defined:
  Interest on long-term debt............................. $ 183,891     205,182   $ 223,158   $ 233,268   $ 236,473
  Other interest.........................................    16,119      16,419      15,717      33,352      88,086
  Imputed interest factor in rentals-charged
    principally to operating expenses....................    13,811      15,497      14,340      13,340      13,233
                                                           ---------   ---------   ---------   ---------   ---------
    Total fixed charges, as defined...................... $ 213,821     237,098   $ 253,215   $ 279,960   $ 337,792
                                                           =========   =========   =========   =========   =========
Earnings Before Income Taxes............................. $ 493,685     528,149   $ 591,352   $ 582,978   $ 555,680
                                                           =========   =========   =========   =========   =========

Ratio of Earnings Before Income Taxes to Net Income......      1.58        1.52        1.56        1.55        1.46

Income Taxes:
  Included in operating expenses......................... $ 198,238     189,535   $ 210,266   $ 200,711   $ 156,934
  Included in other income:
    Income tax expense (credit)..........................    (9,425)        392       5,885       9,686     (34,397)
    Harris Plant carrying costs..........................        -           -        1,969       1,563      (3,539)
    Other income, net....................................        -           -           58          25          21
  Included in AFUDC - borrowed funds.....................        -           -        2,060       2,694       3,081
  Included in AFUDC - deferred taxes in nuclear
    fuel amortization and book depreciation..............    (8,295)     (8,274)     (8,521)     (8,675)     (8,869)
  Included in cumulative effect of change in
    accounting for revenues..............................        -           -           -           -       62,091
                                                           ---------   ---------   ---------   ---------   ---------
    Total income taxes................................... $ 180,518     181,653   $ 211,717   $ 206,004   $ 175,322
                                                           =========   =========   =========   =========   =========

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements........................ $   9,609       9,609   $  14,798   $  26,265   $  29,771
  Portion deductible for income tax purposes.............      (312)       (312)       (321)       (321)       (321)
                                                           ---------   ---------   ---------   ---------   ---------
  Preferred dividend requirements not deductible......... $   9,297       9,297   $  14,477   $  25,944   $  29,450
                                                           =========   =========   =========   =========   =========
  Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income......... $  14,689      14,131   $  22,584   $  40,213   $  42,997
    Preferred dividends deductible for income taxes......       312         312         321         321         321
    Fixed charges, as above..............................   213,821     237,098     253,215     279,960     337,792
      Total fixed charges and preferred dividends          ---------   ---------   ---------   ---------   ---------
        combined......................................... $ 228,822     251,541   $ 276,120   $ 320,494   $ 381,110
                                                           =========   =========   =========   =========   =========
Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined.....................................      3.09        3.04        3.06        2.69        2.34

Ratio of Earnings to Fixed Charges ......................      3.31        3.23        3.34        3.08        2.65

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